Exhibit 10.2

EXECUTION COPY

ACCOUNT OWNERSHIP AGREEMENT

Dated 4 April 2007

among

R. RAPHAEL & SONS PLC

as Account Owner,

and

COMPUCREDIT INTERNATIONAL ACQUISITION CORPORATION

as Receivables Purchaser and Servicer

ORRICK, HERRINGTON & SUTCLIFFE

TOWER 42, LEVEL 35

25 OLD BROAD STREET

LONDON EC2N 1HQ

tel +44 (0)20 7562 5000

fax +44 (0)20 7628 0078

www.orrick.com

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A	Policies and Procedures	A-1
Exhibit B	Form of Receivables Purchase Agreement	B-1
Exhibit C	Form of Assignment and Assumption Agreement	C-1

SCHEDULES

Schedule I	AO Credit Card Marks	1
Schedule II	CC Credit Card Marks	1
Schedule III	Barclays Marks	1
Schedule 3.1	(d) Account Owner Authorizations, Consents, etc. of Governmental Authorities	1
Schedule 3.2	(e) Receivables Purchaser Authorizations, Consents, etc. of Governmental Authorities	1
Schedule 8.6	EU Model Clauses	1

1

This ACCOUNT OWNERSHIP AGREEMENT, dated 4 April 2007 between

1.	R RAPHAEL & SONS PLC, a public limited liability company incorporated in England and Wales (“Account Owner”); and

2.	COMPUCREDIT INTERNATIONAL ACQUISITION CORPORATION, a Nevada corporation (“CCIA”, “Receivables Purchaser” or “Servicer”, as applicable).

WHEREAS,

(a)	In connection with an agreement relating to the sale and purchase of Monument Business of even date herewith, between various parties, including Barclays Bank PLC (“Barclays”) and Receivables Purchaser (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Sale and Purchase Agreement”), Barclays has sold (prior to the Assignment Date, by way of declaration of trust and from and after the Assignment Date, by way of legal assignment) and Account Owner as CCIA’s designee has acquired certain properties, rights, title, interest and privileges in and to the Accounts and related receivables outstanding thereunder;

(b)	Under the terms of a Receivables Purchase Agreement, of even date herewith, by and between Account Owner and Receivables Purchaser (as the same may be further amended, modified or supplemented from time to time, the “Receivables Purchase Agreement”), Receivables Purchaser has agreed to purchase certain properties, rights, title, interest, privileges and obligations in and to certain receivables outstanding under Accounts acquired by Account Owner from Seller; and

(c)	On the terms and conditions described herein, Account Owner and Receivables Purchaser desire to enter into a relationship under which, among other things, Account Owner will own the Accounts (subject to the sale, under the Receivables Purchase Agreement, of the existing and accruing Receivables), issue credit cards related to the Accounts and perform certain services in respect of the Accounts, and Receivables Purchaser and Servicer will have certain obligations with respect thereto.

NOW, IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

All capitalized terms used herein or in any certificate or document made or delivered pursuant hereto and not otherwise defined herein or therein shall have the meanings ascribed thereto in the Sale and Purchase Agreement or the Receivables Purchase Agreement, as the context may require; in addition, the following words and phrases shall have the following meanings:

“Account Owner” shall have the meaning specified in the Preamble.

“Account Schedule” shall mean the list of Accounts together with outstanding balances and delinquency status of such Accounts prepared as of the Cut-Off Time and delivered to the Receivables Purchaser pursuant to Clause 3.6 of the Sale and Purchase Agreement, and as amended, if applicable, to exclude any Covered Accounts sold or reconveyed to the Seller (or a third party designated by Seller) pursuant to Clause 7.3 of the Sale and Purchase Agreement.

“Accounts” shall mean the Credit Card accounts identified by name and account number on the Account Schedule, including each credit card account into which an Account has been transferred in accordance with the Policies and Procedures and each Account with respect to which a new account number has been issued under circumstances resulting from an error or a lost or stolen credit card.

“Accounts Assets” shall have the meaning specified in Clause 5.1(a).

“Active Account” shall mean an Account (1) with respect to which there is a balance due from the Cardholder and (2) that is not a Charged Off Account and that is not an Excluded Account.

“Affiliate” shall mean, with respect to any person, corporation or entity, any other person, corporation or entity that directly or indirectly controls, is controlled by or is under common control with such person, corporation or entity. For the purposes of this definition, “control” shall mean the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “common control” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Account Ownership Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti Money Laundering Requirements” shall mean the legal and regulatory requirements relating to money laundering as set out in the Money Laundering Regulations 2003 and the Joint Money Laundering Steering Group’s revised “Prevention of Money laundering – Guidance Note for the Financial Sector 2006” (both as amended or superseded from time to time) and the policies and procedures of Account Owner intended to prevent and detect money-laundering (as amended from time to time).

“AO Credit Card Marks” shall mean such trademarks and service marks of Account Owner as used in connection with the Accounts as set forth on Schedule I.

“AO Goodwill” shall have the meaning specified in Clause 2.4(b).

“AO Intellectual Property” shall have the meaning specified in Clause 4.1(a)(viii).

“Approved Receivables Purchaser Terms Change Request” shall have the meaning specified in Clause 2.2(b)(iii).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement for services to be provided by CCIS substantially in the form of Exhibit C between CCIA and CCIS and acknowledged and agreed to by the Account Owner.

“Assignment Date” shall mean the date that is 10 days after the notices referred to in Clause 6.1 of the Sale and Purchase Agreement have been posted to Cardholders in accordance with such clause.

“Average Daily Purchases” shall mean, for any calendar month, (i) the sum of the amount of purchases and cash advances on each day of such calendar month divided by (ii) the number of days in such calendar month.

“Barclays” shall mean Barclays Bank PLC and its successors in interest.

“Barclays Marks” shall mean such trademarks and servicemarks of Barclays as used in connection with the Accounts as set forth on Schedule III.

“BIN” shall have the meaning specified in the Sale and Purchase Agreement.

“BIN Transfer Date” shall mean the date the Seller transfers the BIN to Account Owner as Receivable Purchaser’s designee pursuant to Clause 6.2 of the Sale and Purchase Agreement.

“Books and Records” shall mean all books and records (other than income Tax Returns and other corporate records not specifically relating to the Accounts) to the extent relating to the Accounts, including, without limitation: applications for Accounts, acceptance certificates for prescreened offers, periodic statements, credit and collection files, file maintenance data, credit agreements, disclosure statements, credit information files, credit card slips, receipts, instruments, mailing lists, customer lists and other records relating to the Accounts and the Cardholders and correspondence, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form whether segregated by Cardholder identity or by document or record type and any other records necessary to evidence ownership, service, administer or enforce the Accounts.

“Business Day” shall mean each day other than Saturday, Sunday or a day on which banking institutions in London are authorized or obligated by law, executive order or governmental decree to be closed.

“Cardholder” shall mean an applicant and/or co-applicant in whose name an Account was established or is maintained and/or who is obligated to repay the Receivables associated with such Account.

“Cardholder Agreements” shall mean all agreements between the Account Owner (or, prior to the Assignment Date, the Seller or Providian National Bank) and a Cardholder containing the terms and conditions of the related Account, as the same may be amended from time to time.

“Cardholder Data” shall mean all data, including but not limited to the Cardholder List and any Personal Data, information, text, drawings, records, documents and other materials which are embodied in any medium (including any electronic, optical, magnetic or tangible media) concerning any or all of the Cardholders:

(a)	that are supplied to the Servicer, Receivables Purchaser or any of their Affiliates by the Account Owner in order to enable those parties to provide advisory services to the Account Owner, and which are not derived from information owned by the Servicer, Receivables Purchaser or any of their Affiliates; or

(b)	that the Servicer, Receivables Purchaser or any of their Affiliates generate solely for the purposes of this agreement and which they are required to provide to the Account Owner under this Agreement.

“Cardholder List” shall mean a list containing the names and addresses of Cardholders.

“CC Credit Card Marks” shall mean such trademarks and servicemarks of CCIA or CompuCredit as may be used in connection with the Accounts as set forth on Schedule II.

“CC Goodwill” shall have the meaning specified in Clause 2.4(d).

“CCIS” shall mean CompuCredit International Servicing LLC, a Georgia limited liability company with registered company number 07017487 and having its registered office at 245 Perimeter Center Parkway, Suite 600, Atlanta, GA 30346, USA, and its successors and permitted assigns.

“Change in Law” shall mean any amendment, modification, change, deletion or addition to, or precedential change in the interpretation of, any Requirements of Law (including without limitation, laws relating to Taxes), or the enactment or issuance of any new Requirements of Law (including without limitation, laws relating to Taxes), the imposition by any Governmental Authority of conditions or requirements for the issuance or maintenance of any licenses, consents, approvals, registrations or permits or any other change in the specified standards therefore, in each case occurring and which has an adverse effect on the ability of a Party to perform any of its obligations (including, without limitation, by causing any delay therein) under this Agreement or which causes an increase in the cost of such performance.

“Charged Off Account” shall mean an Account that has been “charged off” (i.e., written off as uncollectible or as a bad debt) in accordance with the Policies and Procedures.

“Closing Date” shall mean the date of this Agreement first written above.

“CompuCredit UK” shall mean CompuCredit UK Limited, a company incorporated in England and Wales with company number 6032187 and having its registered office at One Bishops Square, London E1 6AO.

“Consumer Credit Act” shall mean the Consumer Credit Act 1974 and all regulations in force thereunder from time to time.

“Covered Account” shall have the meaning specified in the Sale and Purchase Agreement.

“Credit Card” shall mean a credit card operated through a Credit Card System that has been issued to each Cardholder pursuant to the relevant Cardholder Agreement.

“Credit Card System” shall mean VISA Europe Services Inc., VISA International Services Association, VISA Europe Limited and any other VISA entity, as appropriate.

“Data Protection Act” shall mean the Data Protection Act 1998.

“Declaration of Trust” shall mean the declaration of trust of even date herewith made by Seller in respect of the Receivables and the other Purchased Assets in favour of Account Owner as CCIA’s designee.

“Dissolution Event” shall mean in respect of any Party:

(a)	if such Party ceases or threatens to cease to carry on business or a substantial part of its business;

(b)	if such Party is or is deemed unable to pay its debts as and when they fall due within the meaning of Section 123(1) and (2) of the Insolvency Act 1986;

(c)	if such Party has an order made or an effective resolution passed for its winding-up;

(d)	if such Party has proceedings initiated against it under any applicable liquidation, insolvency, composition, reorganisation or other similar laws (including, but not limited to, presentation of a petition for an administration order);

(e)	if an administration order shall be granted or an administrative receiver or other receiver, liquidator or other similar official shall be appointed in relation to it or in relation to the whole or any substantial part of its undertaking or assets;

(f)	if an encumbrancer shall take possession of the whole or any substantial part of its undertaking or assets;

(g)	if a distress or execution or other process shall be levied or enforced upon or sued out against the whole or any substantial part of its undertaking or assets and such possession or process (as the case may be) shall not be discharged or otherwise ceases to apply within five (5) Business Days;

(h)	if it initiates or consents to judicial proceedings relating to itself under applicable liquidation, insolvency, composition, reorganisation or other similar laws or makes a conveyance or assignment for the benefit of its creditors generally other than a solvent reorganisation which has been approved in advance of the same by the other Parties hereto (such approval not to be unreasonably withheld or delayed); or

(i)	if at any time it no longer has legal power to perform its obligations under this Agreement or to carry on its business or it becomes unlawful for such person to do the same or any of the obligations of such person are not or cease to be legal, valid and binding, in each case, to the extent that the same would have a material adverse effect;

“Excluded Account” shall have the meaning specified in the Sale and Purchase Agreement.

“FSA” shall mean the United Kingdom Financial Services Authority.

“Governmental Authority” shall mean any governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other regulatory or self-regulatory entity, in the UK or any applicable foreign governmental state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee specified in Clause 9.17.

“Indemnified AO Parties” shall have the meaning specified in Clause 6.2.

“Indemnified Party” shall have the meaning specified in Clause 6.4(a).

“Indemnified Receivables Purchaser Parties” shall have the meaning specified in Clause 6.1.

“Indemnifying Party” shall have the meaning specified in Clause 6.4(a).

“Legal Assignment of Assets” shall mean the legal assignment of the Receivables and the other Purchased Assets dated the Assignment Date between Seller (as assignor), CCIA and Account Owner (as CCIA’s designee).

“Losses” shall mean any and all losses, liabilities, damages, costs and expenses, including, without limitation, any reasonable attorneys’ fees (including, without limitation, those incurred to enforce the rights hereunder against another party hereto), disbursements and court costs, in each case reasonably incurred by Account Owner, Receivables Purchaser, Servicer or any other Indemnified AO Party or Indemnified Receivables Purchaser Party, as applicable.

“Minimum Monthly Fee” shall have the meaning specified in Clause 2.1(a).

“Monthly Fee” shall have the meaning specified in Clause 2.1(a).

“Operating Regulations” shall mean the by-laws, rules and regulations of the Credit Card System.

“Payment Break Program” shall have the meaning specified in Clause 2.11.

“Personal Data” shall have the meaning specified in the Data Protection Act.

“Policies and Procedures” shall mean the written policies and procedures of Account Owner relating to the manner in which Account Owner conducts the Credit Card business, and the policies and procedures relating to the processing, servicing, collection and other administration and management of the Accounts, as attached as Exhibit A to this Agreement and as amended from time to time in accordance with the terms of this Agreement.

“Post-Signing Receivables” shall have the meaning specified in the Sale and Purchase Agreement.

“Pre-Signing Receivables” shall have the meaning specified in the Sale and Purchase Agreement.

“Programme” shall mean the portfolio of Accounts and respective obligations of the Parties hereunder.

“Receivables” shall mean any and all amounts owing by Cardholders that arise or have arisen under or in connection with the Accounts, including, without limitation, all principal, outstanding purchases, cash advances, balance transfers, finance charges, annual fees and any other charges and fees assessed on the Accounts.

“Receivables Purchase Agreement” shall mean the Receivables Purchase Agreement between Account Owner, as the seller, and Receivables Purchaser, as purchaser, with provisions substantially in the form attached hereto as Exhibit B.

“Receivables Purchaser” shall mean CompuCredit International Acquisition Corporation, a Nevada corporation with registered company number E0041862007-2 and having its registered address at 101 Convention Center Drive, Las Vegas, Nevada 89109, USA.

“Receivables Purchaser Terms Change Request” shall have the meaning specified in Clause 2.2(b).

“Regulatory Criticism” shall have the meaning specified in Clause 2.2(d).

“Related Agreements” shall mean the Sale and Purchase Agreement, the Declaration of Trust, the Legal Assignment of Assets, the Visa Undertaking Letter and the Receivables Purchase Agreement.

“Requirements of Code” shall mean the requirements or recommendations of The Finance Leasing Association Code of Practice 2000 together with the requirements or recommendations of any additional codes of conduct or practice which the Account Owner may notify to the Receivables Purchaser during the Term of this Agreement.

“Requirements of Law” shall mean, with respect to any person, the Operating Regulations and the requirements of any national, supra-national or local law, statute, rule or regulation or judicial, governmental, or administrative order, decree or ruling or any provision of any organizational, corporate, constitutional or governing documents, applicable to the Accounts or the Account Owner in relation to the Credit Card business conducted pursuant to this Agreement or the actions of any party to this Agreement in the performance of its respective obligations hereunder or under any Related Agreements.

“Sale and Purchase Agreement” shall mean the agreement relating to the sale and purchase of Monument Business of even date herewith, between various parties including Barclays, CompuCredit UK and Receivables Purchaser (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).

“Section 75 Liability” shall mean any liability of Account Owner (as creditor) from time to time to make payment to a Cardholder (as debtor) regarding an Account pursuant to Section 75 of the Consumer Credit Act.

“Seller” shall have the meaning specified in the Preamble.

“Servicer” shall mean (1) initially CCIA, and (2) after the Closing Date, upon its execution of an Assignment and Assumption Agreement with respect to the rights and duties of the Servicer hereunder, CCIS and its successors and permitted assigns.

“Services Agreement” shall mean the services between the Third Party Data Processor and Servicer or CompuCredit UK.

“Servicing Agreements” shall mean the Transfer and Servicing Agreement, the Services Agreement and the Transitional Services Agreement.

“Set-Up Fee” shall have meaning specified in Clause 2.1(a).

“Settlement Reserve Account” shall have the meaning specified in Clause 6.5(a).

“Settlement Reserve Account Amount” shall have the meaning specified in Clause 6.5(c).

“Tax” shall be construed so as to include any tax, levy, import, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Term” shall have the meaning set out in Clause 5.1.

“Third Party Claim” shall have the meaning specified in Clause 6.4(a).

“Third Party Data Processors” shall mean any third party providing any of the data processing services described in Clause 2.1(d) pursuant to a services agreement with the Servicer or CompuCredit UK, which may include but shall not be limited to TSYS.

“Transfer Right” shall have the meaning specified in Clause 2.9.

“Transitional Services Agreement” shall mean the transitional services agreement of even date herewith between the Seller and CCIA and CompuCredit UK under which the Seller will provide certain services to CCIA for a period after the Closing Date.

“TSYS” shall mean Total Systems Services, Inc. a corporation organized under the laws of Georgia with registration number J520481 and having its registered office at 1600 First Avenue, Columbus, Georgia 31901-1804, USA.

“United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.

“Visa Undertaking Letter” shall mean the letter agreement dated the date hereof between VISA Europe Services Inc. and the Account Owner, CCIA, CompuCredit UK, CompuCredit Corporation and CCIS.

“Wind-Down Period” shall have the meaning specified in Clause 5.4.

1.2	Other Definitional Provisions.

(a)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Clause, Subclause, Schedule and Exhibit references contained in this Agreement are references to Clauses, Subclauses, Schedules and Exhibits in or to this Agreement unless otherwise specified.

(b)	the singular includes the plural, and the plural includes the singular;

(c)	“include” and “including” are not limiting;

(d)	references to any agreement or other contract includes any permitted modifications, supplements, amendments and replacements, and

(e)	the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set out herein.

(f)	For the avoidance of doubt, for purposes of this Agreement, in the event any definition contained herein shall conflict with or be inconsistent with any definition contained in the Receivables Purchase Agreement or the Sale and Purchase Agreement, the definition contained herein shall be controlling.

2.	CREDIT CARD ACCOUNTS

2.1	Account Owner; Account Administration.

(a)

Account Owner shall issue the existing Credit Cards and new Credit Cards with respect to the existing Accounts and shall discharge its responsibilities as Account Owner as set forth herein during the Term. Receivables Purchaser agrees to purchase the Receivables each Business Day as set out in the Receivables Purchase Agreement. In consideration of the services to be provided by the Account Owner to the Receivables Purchaser pursuant to this Agreement, the Receivables Purchaser shall pay Account Owner the Set-Up Fee (as defined below) and a monthly fee (the “Monthly Fee”) equal to the product of fifteen pence (15p) multiplied by the total number of Active Accounts on the close of business of the last day of the prior calendar month, subject to a minimum monthly payment of fifteen-thousand pounds (£15,000) (the “Minimum Monthly Fee”). The Monthly Fee shall be payable on or before the fifteenth (15th) day of each month during the Term (and with respect to the last calendar month of the Term, the Monthly Fee shall be payable on the fifteenth day of the next calendar month), or if such day is not a Business Day, on the next succeeding Business Day, by transfer of immediately available funds to or at the direction of Account Owner. Receivables Purchaser further agrees to pay to Account Owner, within fourteen (14) days of the Closing Date, a one-off non-refundable fee of sixty-thousand pounds (£60,000) (the “Set-Up Fee”).

(b)	Except as otherwise provided herein, Account Owner shall extend credit card loans to Cardholders in accordance with the Cardholder Agreements, the Policies and Procedures, the Requirements of Law and the Requirements of Code and shall reasonably cooperate with Receivables Purchaser and Servicer in their performance of such services required hereunder or under the Related Agreements as may reasonably be required in order to maintain the Accounts, including, e.g., the issuance of replacement Credit Cards.

(c)

Servicer shall procure that the relevant Third Party Data Processor delivers to each Cardholder a personal identification number (or PIN), or other security code for accessing personal information pertaining to the Cardholder, a Cardholder Agreement and any copy Cardholder Agreement required to be served on a

Cardholder pursuant to any Requirement of Law, any disclosure statement and such other notices or documents related to the establishment or maintenance of Accounts as are required from time to time under the Operating Regulations and applicable Requirements of Code and Requirements of Law including, without limitation the Consumer Credit Act and the Data Protection Act. Receivables Purchaser and Servicer shall each further procure that the relevant Third Party Data Processor shall promptly provide all information reasonably requested by Account Owner during the Term and for one year thereafter.

(d)	All Accounts opened and Receivables originated under the Programme after the Closing Date shall be processed and maintained by the relevant Third Party Data Processor pursuant to a system which, during the term of this Agreement, will individually identify the Accounts and all Receivables arising thereunder, and which will distinguish them clearly from any other credit card accounts owned or serviced by Account Owner. Account Owner agrees not to alter the file designation with respect to any Account during the Term without the prior written consent of Receivables Purchaser.

(e)	Servicer shall be responsible for servicing and maintaining the Accounts, processing payments thereunder and collecting or enforcing accounts payable thereunder by itself or through the relevant Third Party Data Processor, as set out in the Servicing Agreement. The parties hereto acknowledge that for a period of time after the Closing Date the Seller will provide certain services with respect to the Accounts pursuant to the Transitional Services Agreement. Furthermore, to carry out the terms of this Agreement, Servicer may enter into supplier and service contracts with third parties, including affiliates of Servicer. Servicer will exercise reasonable care in the selection of third party service contractors. It is understood, acknowledged and agreed that in such event Servicer shall remain primarily liable for its performance hereunder, whether such performance is undertaken directly or indirectly through a third party. Servicer shall make reasonably available to Account Owner and any regulatory agency having jurisdiction over Account Owner, upon advance written notice, access to the books, records, materials and facilities of such third party suppliers and service contractors.

(f)	Servicer shall procure that the relevant Third Party Data Processor carries out its obligations under the Services Agreement, including, without limitation, all activities and functions required by the Credit Card System from time to time, and the functions referred to in Clause 2.1(e) pursuant to a system which, during the Term, will individually identify the Accounts and all Receivables arising thereunder, and which will distinguish them clearly from any other credit card accounts owned or serviced by Account Owner.

(g)

Account Owner shall act as issuer of and shall issue new Credit Cards on existing Accounts within any FSA-regulated timescales. Account Owner shall, in its sole discretion on a case by case basis, issue Credit Cards only to Cardholders in compliance with the Anti Money Laundering Requirements, but shall not approach any Cardholder directly to carry out anti-money laundering procedures unless required to do so by the Anti Money Laundering Requirements. All Credit Cards shall be and remain the sole property of Account Owner. For the avoidance of doubt and subject to Clause 5.3, immediately upon termination or expiry of this Agreement, Account Owner shall cease to issue new Credit Cards and shall comply with the provisions of Clause 5 relating to the Wind Down Period and the transfer of the Accounts.

2.2	Account Terms

(a)	Cardholder Agreements

The terms and conditions for the Credit Cards applicable to the Accounts are set forth in the Cardholder Agreements.

(b)	Changes in Terms requested by Receivables Purchaser

Receivables Purchaser from time to time may request in writing that Account Owner make changes to the terms of the Accounts and direct Servicer to implement such changes to the terms of the Accounts, which request shall, at a minimum, describe in detail the changes so requested and the manner in which Receivables Purchaser proposes that such changes be implemented (each, a “Receivables Purchaser Terms Change Request”). Account Owner shall, subject to its rights under Clauses 2.2(b)(i) and (ii), direct Servicer to implement all such changes that do not violate Requirements of Law. In connection with each Receivables Purchaser Terms Change Request:

(i)	Evidence of Use by Another Financial Institution

If within ten (10) days following receipt of any Receivables Purchaser Terms Change Request Account Owner makes written demand upon Receivables Purchaser, Receivables Purchaser shall reasonably demonstrate that the terms proposed by Receivables Purchaser to be in effect upon implementation of the Receivables Purchaser Terms Change Request are then in effect for another financial institution with respect to that institution’s own credit card accounts, without publicly documented regulatory criticism relating specifically to such terms and without being subject to any pending or, to the knowledge of Receivables Purchaser, threatened litigation related thereto. If Receivables Purchaser is able to make such demonstration, then Account Owner shall, subject to its right under Clauses 2.2(b)(ii) and (iii), direct Servicer to implement all such changes. If Receivables Purchaser is unable to make such a demonstration with respect to any Receivables Purchaser Terms Change Request, then Account Owner shall not be obligated make such changes to the terms of the Accounts and shall not be obligated to direct Servicer to implement the changes described in such Receivables Purchaser Terms Change Request.

(ii)	Violation of Requirements of Law

If Account Owner notifies Receivables Purchaser within the applicable time period set forth in Clause (iii)(B)(II) or (C) below, that it believes effecting the changes described in any Receivables Purchaser Terms Change Request would result in the violation of one or more Requirements of Law, and Receivables Purchaser notifies Account Owner that it disagrees with that belief:

(A)	Account Owner and Receivables Purchaser, as promptly as possible after receipt by Receivables Purchaser of such notice, shall jointly designate counsel reasonably satisfactory to both Account Owner and Receivables Purchaser to advise Account Owner and Receivables Purchaser with respect to the extent to which effecting such changes would, in the opinion of such counsel, result in the violation of any Requirement of Law.

(B)	If such counsel delivers an opinion substantially to the effect that such changes would result in the violation of one or more Requirements of Law, Receivables Purchaser shall pay the reasonable fees and disbursements of such counsel in rendering such opinion and Account Owner shall not be required to direct Servicer to implement the changes described in such Receivables Purchaser Terms Change Request.

(C)	If such counsel delivers an opinion substantially to the effect that such changes would not result in any violation of any Requirement of Law, Account Owner shall (1) pay the reasonable fees and disbursements of such counsel in rendering such opinion and (2) direct Servicer to implement such changes.

(D)	If such counsel does not deliver an opinion substantially to the effect that such changes would or would not result in the violation of any Requirement of Law, Receivables Purchaser and Account Owner each shall pay 50% of the fees and disbursements of such counsel.

(iii)	Obligation of Account Owner to Authorize Changes

Account Owner shall be deemed to have authorized Servicer to begin the process of implementing the changes requested by Receivables Purchaser in a Receivables Purchaser Terms Change Request, to the extent such Receivables Purchaser Terms Change Request requires action by Servicer, and shall be obligated to reasonably cooperate with Receivables Purchaser and Servicer in effecting such changes (with respect to clauses B and C below, upon written notice from Receivables Purchaser), if:

(A)	Account Owner responds in writing to Receivables Purchaser and Servicer that it approves or does not object to the changes proposed in such Receivables Purchaser Terms Change Request;

(B)	Within ten (10) Business Days after receiving such Receivables Purchaser Terms Change Request: (I) Account Owner fails to request evidence of uncriticized use of such terms by another financial institution pursuant to Clause 2.2(b)(i); or (II) Account Owner fails to notify Receivables Purchaser, pursuant to Clause 2.2(b)(ii), that it believes effecting the changes described in such Receivables Purchaser Terms Change Request would result in the violation of one or more Requirements of Law; or

(C)	Within five (5) Business Days after receiving evidence from Receivables Purchaser of uncriticized use of the terms that would be in effect following such changes by another financial institution in a manner that satisfies the requirements of Clause 2.2(b)(i), Account Owner fails to notify Receivables Purchaser, pursuant to Clause 2.2(b)(ii), that it believes effecting the changes described in such Receivables Purchaser Terms Change Request would result in the violation of one or more Requirements of Law.

A Receivables Purchaser Terms Change Request that is the subject of any of the circumstances described in this Clause 2.2(b)(iii) is referred to herein as an “Approved Receivables Purchaser Terms Change Request”, and: (i) Account Owner shall direct Servicer to implement the changes described therein; and (ii) following receipt of such written directions, Servicer shall implement the changes described in any such Approved Receivables Purchaser Terms Change Request to the extent such change requires action by Servicer.

(iv)	Obligation of Receivables Purchaser to Pay for Terms Changes

Except as otherwise provided in Clause 2.2(b)(ii)(C) and (D), all reasonable costs and expenses incurred in connection with effecting any Receivables Purchaser Terms Change Request shall be for the account of Receivables Purchaser and Receivables Purchaser shall reimburse Account Owner as soon as reasonably practicable after receipt of any demand for such reimbursement from Account Owner for any such cost or expense so incurred by Account Owner. Any payment of a cost or expense of Account Owner by Receivables Purchaser pursuant to this Clause 2.2(b) shall be subject to receipt by Receivables Purchaser of a written statement setting forth in reasonable detail such cost or expense and attaching receipts to the extent applicable.

(v)	Subject to Requirements of Law and as otherwise provided in this Clause 2.2(a), Account Owner shall use commercially reasonable efforts to cooperate with the Servicer in implementing any changes to the Accounts requested by Receivables Purchaser that it is required to so implement pursuant to this Clause 2.2(b).

(c)	Account-by-Account Changes

Servicer may implement, without the specific prior written approval of Account Owner or Receivables Purchaser, but subject to Requirements of Law, changes to individual Accounts to facilitate collections or maintenance with respect to such Accounts provided that any changes are consistent with the Policies and Procedures and Clause 3.1 of the Visa Undertaking Letter.

(d)	In the event that Account Owner receives criticism in a report of examination or in a related document or specific oral communication from, or is subject to formal or informal supervisory action by the FSA or any other Governmental Authority, or enters into an agreement with the FSA or any other Governmental Authority with jurisdiction over Account Owner with respect to the Accounts and the transaction contemplated by this Agreement (“Regulatory Criticism”), Account Owner shall promptly advise Receivables Purchaser in writing of the Regulatory Criticism received and shall promptly share with Receivables Purchaser relevant portions of any written documentation, or for oral communications, provide a detailed summary in writing, received from the relevant supervisory agency, to the extent not specifically prohibited by law, for the full and fair assessment and understanding of such criticism. The parties shall cooperate and use their respective best efforts to reach agreement to add, delete or revise their appropriate agreements to promptly rectify, resolve or address the matter(s) subject to the Regulatory Criticism.

2.3	Non-Credit Revenue on Accounts

Any rebates, marketing fees or other fees or discounts, including, without limitation, interchange payments that are paid or granted by the Credit Card System to Account Owner with respect to the Accounts relating to the period from and after the Closing Date shall be paid over to Receivables Purchaser as soon as reasonably practicable (but in any event within thirty (30) days) after receipt by Account Owner.

2.4	Use of Names and Credit Card Marks

(a)	Branding; Account Owner’s Credit Card Marks

Account Owner acknowledges that, after the end of the transitional period following the Closing Date, pursuant to the Sale and Purchase Agreement, all Credit Cards issued to Cardholders will include the name of the Account Owner. Account Owner hereby authorizes Receivables Purchaser and Servicer to use the AO Credit Card Marks as and only to the extent necessary to carry out its obligations hereunder. Receivables Purchaser and Servicer hereby agree that all use of the AO Credit Card Marks shall only be in connection with the Accounts.

(b)	Rights Reserved by Account Owner

It is expressly agreed that Receivables Purchaser is not purchasing or acquiring any right, title or interest in the AO Credit Card Marks or the name, or any portion thereof, of Account Owner or its Affiliates. Receivables Purchaser acknowledges that Account Owner exclusively owns the AO Credit Card Marks and the goodwill related thereto and symbolized thereby (the “AO Goodwill”). Receivables Purchaser shall not combine the AO Credit Card Marks with any other mark or term and shall not use the AO Credit Card Marks in any manner that could reasonably be expected to materially damage or diminish the AO Goodwill. Receivables Purchaser shall immediately upon receipt of written notice from Account Owner cease any act or practice that is not permitted by this Clause 2.4.

(c)	Branding; Barclays Marks; CC Credit Card Marks

Account Owner acknowledges that, for the transitional period of time following the Closing Date, pursuant to the Sale and Purchase Agreement, certain of the Credit Cards will contain the Barclays Marks. Account Owner acknowledges that Credit Cards issued to Cardholders may include one or more of the CC Credit Card Marks. Servicer and Receivables Purchaser hereby authorize Account Owner to use the CC Credit Card Marks as and only to the extent necessary to carry out its obligations hereunder. Account Owner hereby agrees that all use of the Barclays Marks and the CC Credit Card Marks shall only be in connection with the Accounts.

(d)	Rights Reserved by Servicer and Receivables Purchaser

It is expressly agreed that Account Owner is not purchasing or acquiring any right, title or interest in the Barclays Marks or the CC Credit Card Marks or the name, or any portion thereof, of Servicer, Receivables Purchaser or any of their Affiliates. Account Owner acknowledges that Barclays owns the Barclays Marks and Servicer or Receivables Purchaser or one of their Affiliates exclusively owns the CC Credit Card Marks and the goodwill related thereto and symbolized thereby (the “CC Goodwill”). Account Owner shall not combine the Barclays Marks or the CC Credit Card Marks with any other mark or term and shall not use the CC Credit Card Marks in any manner that could reasonably be expected to materially damage or diminish the CC Goodwill. Account Owner shall immediately upon receipt of written notice from Receivables Purchaser cease any act or practice that is not permitted by this Clause 2.4.

2.5	Credit Card System Membership

At all times during the Term, Account Owner shall maintain its memberships in the Credit Card System. Account Owner shall be responsible for making all reports to the Credit Card System that may be required by its memberships therein. All parties hereto shall comply with the Operating Regulations in connection with the Accounts.

2.6	Non-Exclusive Arrangement

Except as provided herein, there shall be no restriction on Account Owner’s right to issue credit cards independent of the Accounts and to perform credit card services on its own behalf or for other parties.

2.7	Inspections

(a)	During and for five years after the Term, Receivables Purchaser may, at its own expense and upon reasonable prior notice, have reasonable access to and the right to inspect and copy the Books and Records that are in Account Owner’s possession or under Account Owner’s control and copies or the originals of which are not otherwise held or maintained by Servicer. During and for five years after the Term, Account Owner shall furnish to Receivables Purchaser all such information concerning the Accounts administered by Account Owner pursuant to this Agreement as Receivables Purchaser may reasonably request, at Receivables Purchaser’s own expense, that are not in the possession or under the control of Receivables Purchaser or Servicer. Receivables Purchaser’s internal and external representatives and internal and external auditors shall have the same rights to on-site and off-site inspections and audits of Account Owner as Receivables Purchaser has, in each case at the expense of Receivables Purchaser; provided that Receivables Purchaser shall provide reasonable prior written notice to Account Owner of any internal or external representative or auditor exercising such rights.

(b)	Account Owner may, at its own expense and upon reasonable prior notice, have reasonable access to and the right to inspect and copy the books and records of Receivables Purchaser relating to the Receivables and the Accounts. Account Owner’s internal and external representatives and internal and external auditors and regulators shall have the same rights to inspections and audits of Receivables Purchaser as Account Owner has, in each case at the expense of Account Owner; provided, however, that if an Event of Default of Receivables Purchaser, as set forth in Clause 5.2, has occurred and is continuing, Receivables Purchaser will pay the reasonable expenses charged to Account Owner by Account Owner’s regulators in connection with the inspection and audit of Receivables Purchaser by such regulators; provided further that Account Owner shall provide reasonable prior written notice to Receivables Purchaser of any internal or external representative, auditor or regulator exercising such rights.

2.8	Charged-Off Accounts

During the Term, on the tenth (10th) calendar day or, if such day is not a Business Day, the next succeeding Business Day of each calendar month, Account Owner shall automatically and without further action or consideration be deemed to, and hereby does, transfer, set over and convey to Servicer or its designee all of its right, title and interest in and to each Account that has been charged-off as uncollectible during the preceding calendar month, and, on and after each such date, Servicer shall automatically and without further action or consideration be deemed to, and hereby does, assume Account Owner’s obligations with respect to each such Account.

2.9	Transfer of Accounts to a Third Party

Account Owner hereby grants to Receivables Purchaser the right (the “Transfer Right”) to require Account Owner on the termination of this Agreement pursuant to Clause 5.1 or 5.3 (other than a termination due to an Event of Default caused by Servicer or Receivables Purchaser) to convey the Accounts Assets to Receivables Purchaser or its designee at Account Owner’s expense (other than for transfer fees charged by the transferee Account Owner, if any, for any legal fees of the transferee Account Owner, and for any costs related to the issuance of new credit cards). For the avoidance of doubt, neither the Receivables Purchaser nor its designee shall be obligated to pay the Account Owner any consideration in addition to the Purchase Price paid pursuant to the Sale and Purchase Agreement for the conveyance of the Accounts Assets.

2.10	Enhancements and Fee-Based Programs

During the Term, Account Owner shall offer to the Cardholders certain enhancements and fee-based programs, including without limitation, payment break, debt waiver or cancellation products, so long as (i) such offers do not violate the Requirements of Law, and (ii) such offers have been reasonably requested by Receivables Purchaser to be made, and (iii) Receivables Purchaser reimburses Account Owner for its actual costs incurred resulting from the offers and servicing of such offers. Receivables Purchaser or its designee shall be permitted to retain all revenues resulting from or related to such offers, provided that Receivables Purchaser or its designee provide all servicing and administration in connection with such offers.

Without limiting the generality of the foregoing paragraph, Account Owner will continue for existing Cardholders and Accounts, and will make available to those Cardholders and Accounts not presently participating, a payment break program under the “Payment Break” name (the “Payment Break Program”). Servicer is responsible for fulfilling the preceding obligations on behalf of Account Owner, including, but not limited to, marketing the Payment Break Program to eligible Cardholders and providing customer service, program management, program servicing and administration of claims for all participating Accounts. Servicer shall be responsible for implementing the payment break benefits that Cardholders are entitled to under the Payment Break Program. Notwithstanding anything to the contrary elsewhere herein, Receivables Purchaser is responsible for funding refunds, if any, due to Cardholders upon cancellation of their Payment Break enrollment.

2.11	Payment Provisions

All amounts owed to Account Owner hereunder shall be paid by Receivables Purchaser to the extent permitted by law promptly in full in immediately available funds and without set-off by electronic transfer to the following account:

A/C Name:	R Raphael & Sons plc
Bank:	Lloyds TSB
Sort Code:	30-90-38
A/C No.:	01346310

If, during the Term, Receivables Purchaser is required to deduct by law, statute or other government regulation withholding tax from any amounts remitted to Account Owner, Receivables Purchaser shall use reasonable endeavours to minimize such deductions and shall provide to Account Owner copies of any applicable documentation it has and such other reasonable assistance as may be required to enable Account Owner to claim a rebate or deduction for such withholding tax.

2.12	VAT

All amounts hereunder are exclusive of Value Added Tax (VAT) and any applicable VAT shall be paid within fourteen (14) days of presentation of a valid VAT invoice. The parties intend and believe that the sale of the Receivables to Receivables Purchaser shall not be a taxable supply for VAT purposes.

2.13	Change Imposed or Recommended by Credit Card System

In the event that any additional requirements are imposed or recommended by the Credit Card System, the Parties each undertake to agree and make appropriate changes to the Cardholder Agreements or their operating procedures as soon as reasonably practicable and in any case within the timescale required by the Credit Card System.

2.14	Charges Imposed by Credit Card System

In the event that any additional charges, fees or payments, specifically applicable to the Programme or this Agreement, are imposed by the Credit Card System, Receivables Purchaser agrees and undertakes to pay or reimburse Account Owner such amounts, including legal fees of the Credit Card System for review of this Agreement, the Related Agreements and other documents.

3.	WARRANTIES

3.1	Warranties of Account Owner Relating to Account Owner

The warranties of the Account Owner under this Agreement are given subject to, and on the basis that, the warranties of Seller in the Sale and Purchase Agreement are true and correct in all material respects and that Account Owner has made no enquiries or investigations relating to the same. In the event any of the warranties of the Seller in the Sale and Purchase Agreement are not true and correct and, as a result, but for this provision a warranty of the Account Owner hereunder would fail to be true and correct in any respect, Account Owner shall have no liability for such incorrect warranty. Subject to the foregoing, Account Owner hereby warrants to, and agrees with, Receivables Purchaser and Servicer, as of the date hereof, with respect to Account Owner, and as of each date on which Receivables and other Purchased Assets (as defined in the Receivables Purchase Agreement) are conveyed under the Receivables Purchase Agreement (or as of such other date specified in any such warranty), with respect to Account Owner and such Receivables or other Purchased Assets, as applicable, that:

(a)	Incorporation; Corporate Authority

Account Owner is a public limited company, duly incorporated and validly existing under the laws of England and Wales and has the corporate power and authority to own the Accounts and to carry on the business relating to the Accounts as contemplated by this Agreement and the Receivables Purchase Agreement, and is duly authorised to do business in each jurisdiction where the ownership or operation of the Accounts or the conduct of the business relating to the Accounts as contemplated by this Agreement and the Receivables Purchase Agreement requires such authorisation, except where the failure to be so authorised would not have a material adverse effect on the Accounts.

(b)	Capacity; Authority; Enforceability

Account Owner has all necessary power and authority to make, execute and deliver this Agreement and the Receivables Purchase Agreement and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance of this Agreement and the Receivables Purchase Agreement and the consummation by Account Owner of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Account Owner. This Agreement and the Receivables Purchase Agreement have each been duly and validly executed and delivered by Account Owner and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement and the Receivables Purchase Agreement will each constitute the valid and binding obligation of Account Owner, enforceable against Account Owner in accordance with its terms (except as such enforcement may be limited by insolvency, and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(c)	No Conflict or Default

Neither the execution and delivery of this Agreement or any Related Agreement by Account Owner, nor the consummation of the transactions contemplated hereby or thereby by Account Owner will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, judgment or decree to which Account Owner is a party or by which it is bound, except such conflicts, breaches, defaults or accelerations that would not have, individually or in the aggregate, a material adverse effect on the Accounts or (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document, of Account Owner.

(d)	Consents

Neither the execution and delivery of this Agreement or any Related Agreement by Account Owner, nor the consummation of the transactions contemplated hereby or thereby will (i) require any consent, approval, authorization, registration or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Account Owner is a party, or (ii) require the consent or approval of any other party to any contract, instrument or commitment to which Account Owner is a party, in each case other than (A) authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority or Credit Card System, which have been or will be obtained or made prior to or on the Closing Date as set forth on Schedule 3.1(d), or (B) where the failure to obtain such consents, approvals, authorizations or registrations or to make such filings would not have a material adverse effect on the Accounts. Any such authorization, consent, approval, order, registration or declaration that has been obtained, effected or given is in full force and effect. Account Owner is not subject to any agreement with any Governmental Authority that would prevent the consummation by Account Owner of the transactions contemplated by this Agreement or any Related Agreement. Account Owner is not in default under, and as far as it is aware no event has occurred that, with the lapse of time or action by a third party, could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, that would reasonably be expected to have a material adverse effect on the Accounts.

(e)	Litigation

There is no action, suit, proceeding, claim or other litigation, or any investigation by any Governmental Authority, pending, or, to Account Owner’s knowledge, threatened, against Account Owner that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Account Owner and/or its ability to discharge its responsibilities as Account Owner.

(f)	Compliance with Laws

As of the date hereof: (i) Account Owner has not taken any action with respect to the Accounts that would cause the Accounts to fail to comply in any material respects with any applicable Requirements of Law; and (ii) Account Owner has not taken any action with respect to the Accounts that would cause the Accounts to fail to comply in any material respect with any applicable Requirements of Law. With respect to its existing business practices, Account Owner is in compliance with all Requirements of Law and its organizational documents.

(g)	Performance of Obligations

So far as Account Owner is aware, Account Owner has performed all material obligations required to be performed by it as Account Owner under the Cardholder

Agreements and has not taken any action that would cause it to be in material default under the Cardholder Agreements. As far as Account Owner is aware, no event has occurred with respect to Account Owner’s performance under the Cardholder Agreements that, with the lapse of time or action by a third party, would be reasonably likely to result in a material default by Account Owner under the Cardholder Agreements that would reasonably be expected to have a material adverse effect on the Accounts, the Receivables or the Purchased Assets.

(h)	Licenses

All licenses, approvals, authorisations and consents which are necessary in connection with the carrying on of its business and any applicable licenses under the Consumer Credit Act and the Data Protection Act have been obtained and remain in full force in all material respects.

(i)	Banking License

It is a bank duly authorised by the FSA to undertake all relevant aspects of its banking business in the United Kingdom and is a member of the Credit Card System. The Policies and Procedures and the actions of the Account Owner hereunder comply with the Operating Regulations.

3.2	Warranties of Receivables Purchaser

As of the date hereof, Receivables Purchaser hereby warrants to, and agrees with, Account Owner and Servicer as of the date hereof and as of each date on which Receivables and other Purchased Assets are assigned under the Receivables Purchase Agreement that:

(a)	Organization

Receivables Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of Nevada. Receivables Purchaser has the power and authority to perform its obligations under this Agreement, and is duly qualified to do business in each jurisdiction where the conduct of its business relating to the performance of such obligations requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Receivables Purchaser.

(b)	Capacity; Authority; Enforceability

Receivables Purchaser has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it under this Agreement. The making, execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation by Receivables Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action of Receivables Purchaser. This Agreement and the Related

Agreements to which it is a party have been duly and validly executed and delivered by Receivables Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, this Agreement and the Related Agreements to which it is a party will constitute the valid, legal and binding obligations of Receivables Purchaser, enforceable against Receivables Purchaser in accordance with their terms (except as such enforcement may be limited by bankruptcy, insolvency, and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(c)	No Conflicts or Default

Neither the execution and delivery of this Agreement nor any of the Related Agreements to which it is a party by Receivables Purchaser nor the consummation of the transactions contemplated hereby or thereby by Receivables Purchaser will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, judgment or decree to which Receivables Purchaser is a party or by which Receivables Purchaser is bound, except such conflicts, breaches, defaults or accelerations that would not have, individually or in the aggregate, a material adverse effect on Receivables Purchaser or (ii) violate Receivables Purchaser’s articles of incorporation or by-laws.

(d)	Litigation

There is no action, suit, proceeding, claim or other litigation, or any investigation by any Governmental Authority, pending, or, to Receivables Purchaser’s knowledge, threatened, against Receivables Purchaser or any of its Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Receivables Purchaser.

(e)	Consents

Neither the execution and delivery of this Agreement by Receivables Purchaser, nor the consummation of the transactions contemplated hereby, will (i) require any consent, approval, authorization, registration or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Receivables Purchaser is a party, or (ii) require the consent or approval of any other party to any contract, instrument or commitment to which Receivables Purchaser is a party, in each case other than (A) authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority or the Credit Card System, that have been or will be obtained or made prior to or on the Closing Date as set forth on Schedule 3.2(e), or (B) where the failure to obtain such consents, approvals, authorizations or registrations or to make such filings would not have a material adverse effect on Receivables Purchaser’s ability to fulfill its obligations hereunder. Any such authorization, consent, approval, order, registration or declaration that has been obtained, effected or given is in full force and effect. Receivables Purchaser is not subject to any agreement with any Governmental

Authority or the Credit Card System that would prevent the consummation by Receivables Purchaser of the transactions contemplated by this Agreement. Receivables Purchaser is not in default under, and no event has occurred that, with the lapse of time or action by a third party, could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, that would reasonably be expected to have a material adverse effect on Receivables Purchaser’s ability to perform its obligations hereunder.

3.3	Warranties of Servicer

As of the date hereof, Servicer hereby warrants to, and agrees with, Receivables Purchaser and Account Owner as of the date hereof and as of each date on which Receivables and other Purchased Assets are conveyed under the Receivables Purchase Agreement that:

(a)	Organization

Servicer is a corporation, duly incorporated and validly existing and in good standing under the laws of the State of Nevada. Servicer has the power and authority to service the Accounts and to carry on the business relating to such Accounts, and is duly qualified to do business in each jurisdiction where the servicing of the Accounts and Receivables or the conduct of its business relating to the Accounts and Receivables requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Accounts or Receivables.

(b)	Capacity; Authority; Enforceability

Servicer has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it under this Agreement and the Servicing Agreements to which it is a party. The making, execution, delivery and performance of this Agreement and the Servicing Agreements to which it is a party, and the consummation by Servicer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Servicer. This Agreement has been duly and validly executed and delivered by Servicer and, assuming the due authorization, execution and delivery hereof by Account Owner and Receivables Purchaser, this Agreement will constitute the valid, legal and binding obligations of Servicer, enforceable against Servicer in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, and similar laws relating to or affecting creditors’ rights generally and by general equity principles).

(c)	No Conflicts or Default

Neither the execution and delivery of this Agreement and the Servicing Agreements to which it is a party by Servicer nor the consummation of the transactions contemplated hereby and thereby by Servicer will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, order, judgment or decree to which Servicer is a party or by which Servicer is bound, except such conflicts, breaches, defaults or accelerations that would not have, individually or in the aggregate, a material adverse effect on Servicer or (ii) violate the articles of incorporation, by-laws, or any other equivalent organizational document of Servicer.

(d)	Litigation

There is no action, suit, proceeding, claim, or other litigation, or any investigation by any Governmental Authority, pending, or, to Servicer’s knowledge, threatened, against Servicer or any of its Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Servicer.

4.	COVENANTS

4.1	Covenants of Account Owner and Receivables Purchaser.

(a)	Covenants of Account Owner

Account Owner hereby covenants and agrees with Receivables Purchaser and Servicer as follows:

(i)	Corporate Existence

Subject to and on the basis that the warranties of Seller in the Sale and Purchase Agreement are true and correct in all material respects and that Account Owner has made no enquiries or investigations relating to the same (and Receivables Purchaser agrees that, in the event any of the warranties of Seller in the Sale and Purchase Agreement are not true and correct and, but for this provision, Account Owner would have any liability, Account Owner shall have no such liability), Account Owner shall maintain in full force and effect its authorisation as a bank and all licenses and permits required to perform its obligations under this Agreement, including all licenses required under the Consumer Credit Act. Account Owner shall maintain and comply in all material respects with all regulatory and administrative requirements of the FSA applicable to it, as they relate to the Accounts and this Agreement and all Requirements of Law in connection with the performance of its obligations under this Agreement, and with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees and awards to which it otherwise may be subject.

(ii)	Official Records

Account Owner will maintain this Agreement and any Related Agreement to which Account Owner is a party as a part of its official records.

(iii)	Preservation of Accounts

During the term of this Agreement, unless otherwise agreed to in writing by Receivables Purchaser, from the date of this Agreement, Account Owner shall: (A) not sell, assign, transfer, pledge or encumber, or permit the encumbrance of (other than by Receivables Purchaser or Servicer), any Account or Receivable without the prior written consent of Receivables Purchaser; (B) not take any action with respect to the Accounts which shall impair any material rights of Receivables Purchaser other than in the ordinary course of business, and only to the extent such action is required to comply with Requirements of Law; and (C) promptly inform Receivables Purchaser of any litigation or proceeding with respect to the Accounts of which Account Owner becomes aware (but solely to the extent Account Owner has actual knowledge that Receivables Purchaser has not otherwise been notified of such litigation or proceeding by Servicer).

(iv)	Use of the Cardholder List

Neither Account Owner nor any of its Affiliates, will: (A) sell or otherwise provide the Cardholder List, in whole or in part, to any third party other than Servicer and the Third Party Data Processor; (B) use the Cardholder List, in whole or in part, for the purpose of soliciting any Cardholder for any product, including, without limitation, credit card and revolving loan products, whether directly or indirectly; or (C) directly solicit (including, without limitation, by mail, telemarketing or e-mail), or indirectly solicit through agents or Affiliates (including, but not limited to, agent bank arrangements with other financial institutions or entities), Cardholders for any product, including, without limitation, credit card and revolving loan products.

(v)	Policies and Procedures

To the extent such Policies and Procedures relate to Account Owner’s activities in such capacity, during the Term and for so long after the Term as it shall be required pursuant to any Requirements of Law, Account Owner shall (A) maintain and preserve a complete and accurate record of the existing Policies and Procedures in effect as of each day during the Term and provide each of Receivables Purchaser and Servicer with a current copy of the existing Policies and Procedures upon their written request, (B) make the Policies and Procedures in effect as of each day during the Term available to Receivables Purchaser and Servicer for inspection at any time during normal business hours upon reasonable advance notice (provided, however, that the foregoing shall not require Account Owner to permit any inspection, or to disclose any information, that in its reasonable judgment would (I) result in the disclosure of any confidential information or trade secrets of third parties or confidential information or trade secrets of itself or violate any of its obligations to any third party with respect to confidentiality so long as such failure to permit such inspection or disclose such information does not violate, or cause any other party to violate, any Requirement of Law or (II) require any disclosure by Account Owner that could, as a result of such disclosure, have the effect of causing the waiver of any attorney client privilege), and (C) prior to the effectiveness of any amendment, supplement or modification to the Policies and Procedures in any material respect during the Term, obtain the consent of Receivables Purchaser with respect to each such amendment, supplement and modification, which consent shall not be unreasonably withheld or delayed. Account Owner shall provide each of Receivables Purchaser and Servicer a copy of any amendment, supplement or modification to the Policies and Procedures promptly following the execution of such amendment, supplement or modification.

(vi)	Credit Card System Membership

Account Owner shall maintain its membership of the Credit Card System in good standing during the term of this Agreement. Account Owner shall be responsible for making all reports to the Credit Card System which may be required by its membership therein and shall comply with the Operating Regulations in connection with this Agreement.

(vii)	Intellectual Property

Account Owner will maintain its registered trademarks, service marks, logos, names or any other proprietary designations used in connection with the Accounts (collectively, the “AO Intellectual Property”), and shall pursue any material infringements of any of the foregoing by any Person of which it becomes aware; provided that nothing in this clause (vii) shall require Account Owner to maintain any AO Intellectual Property to the extent it is no longer used in connection with the Accounts or to the extent it no longer uses such AO Intellectual Property so long as Account Owner (a) offers to assign or transfer such AO Intellectual Property to or at the direction of Receivables Purchaser at no cost to Account Owner and (b) cooperates with Receivables Purchaser or Receivables Purchaser’s designee in connection with such assignment or transfer, including any assignment or transfer to Receivables Purchaser or any Affiliate of Receivables Purchaser.

(viii)	Other Rights of Account Owner

Subject to and on the basis that the warranties of Seller in the Sale and Purchase Agreement are true and correct in all material respects and that Account Owner has made no enquiries or investigations relating to the same (and Receivables Purchaser agrees that, in the event any of the warranties of Seller in the Sale and Purchase Agreement are not true and correct and, but for this provision, Account Owner would have any liability, Account Owner shall have no such liability), Account Owner will not take any other action or fail to take any action with respect to the Accounts that would materially adversely affect its rights as Account Owner (other than any rights of Account Owner otherwise granted pursuant to or necessary for carrying out its obligations under this Agreement).

(ix)	Notice of Breach by Account Owner

Account Owner shall notify Receivables Purchaser, in writing, as promptly as practicable following actual knowledge of or notice to Account Owner of the occurrence of any disputes with the Credit Card System and regulatory action or any event that has caused or, with the lapse of time, will cause an Event of Default of Account Owner pursuant to Clause 5.2.

(x)	Contracts with Third Party Data Processors

Account Owner shall enter into such contractual relationships with Third Party Data Processors as shall be mutually agreed by Receivables Purchaser and Account Owner (such agreement not to be unreasonably withheld or delayed subject to Account Owner being indemnified to its reasonable satisfaction in relation thereto and appropriate back to back arrangements being agreed) as necessary or appropriate to ensure that it can perform its obligations under this Agreement and shall maintain such contractual relationships in good standing during the term of this Agreement.

(xi)	Credit Card System

Account Owner shall within twenty (20) Business Days of the date hereof provide to Receivables Purchaser copies of all of the then current Operating Regulations applicable to the Credit Card business and shall throughout the term of this Agreement upon twenty (20) Business Days of Account Owner’s receipt thereof provide to Receivables Purchaser any updates or amendments thereto. Account Owner shall promptly notify Receivables Purchaser and Servicer if it becomes aware that any of the activities of Account Owner, Receivables Purchaser or Servicer violate or could reasonably be expected to violate any of the Operating Regulations.

(xii)	Visa Undertaking Letter

Account Owner hereby agrees that it will not agree to any release, compromise or granting of an indulgence by VISA Europe Services Inc. with respect to the Visa Undertaking Letter without the prior written consent of CCIA.

(b)	Covenants of Receivables Purchaser

Receivables Purchaser hereby covenants and agrees with Account Owner and with Servicer with respect to Clause 4.1(b)(i), as follows:

(i)	Obligations

Receivables Purchaser will perform its obligations under this Agreement in a timely manner and with due care.

(ii)	Compliance with Law

Receivables Purchaser will comply in all material respects with all Requirements of Law and requirements of the Credit Card System (of which it is reasonably aware) the failure to comply with which would materially adversely affect the rights of Account Owner as owner of the Accounts or result in the imposition of any liability or obligation on Account Owner.

(iii)	Other Rights of Account Owner

Receivables Purchaser will not take any action or fail to take any action that is required of Receivables Purchaser hereunder that would materially adversely affect the rights of Account Owner under this Agreement or as owner of the Accounts, other than in the ordinary course of business and only to the extent such action is required to comply with any applicable Requirements of Law.

(iv)	Notice of Breach by Receivables Purchaser

Receivables Purchaser shall notify Account Owner, in writing, as promptly as practicable, following actual knowledge or notice to Receivables Purchaser of any event that has caused or, with the lapse of time, will cause an Event of Default pursuant to Clause 5.2.

(v)	Records

Receivables Purchaser shall maintain for the Term and for so long thereafter as it may be required pursuant to any Requirements of Law (and for one year after the Term) records and accounts appropriate and necessary to carry out its obligations hereunder and as reasonably standard throughout the industry for proper accounting and audit purposes.

(vi)	Licences and Approvals: Receivables Purchaser:

a.	shall obtain all licences, approvals, authorisations and consents which are necessary to be obtained by it in connection with the performance of its obligations hereunder including, without limitation, any applicable licences under the Consumer Credit Act and notifications under the Data Protection Act;

b.	shall maintain and, where necessary, renew all such licences, approvals, authorisations and consents throughout the term of this Agreement; and

c.	shall produce copies of all such licences, approvals, authorisations and consents to Account Owner at such times and upon such notice as Account Owner may reasonably request.

(c)	Covenants of Servicer

Servicer hereby covenants and agrees with Account Owner and Receivables Purchaser as follows:

(i)	Obligations

Servicer will perform its obligations under this Agreement in a timely manner and with due care.

(ii)	Compliance with Law

In performing its obligations under this Agreement, Servicer will comply in all material respects with all applicable Requirements of Law. Servicer also will comply with any written guidance from the FSA that applies to the Accounts or Servicer’s obligations under this Agreement.

(iii)	Other Rights of Accounts Owner

Servicer will not take any other action or fail to take any action with respect to the Accounts that would adversely affect the rights of Accounts Owner as owner of the Accounts, other than in the ordinary course of business and only to the extent such action is required to comply with any applicable Requirements of Law.

(iv)	Servicer shall enter into such arrangements as may be mutually agreed by Receivables Purchaser and Account Owner (such agreement not to be unreasonably withheld or delayed) to be necessary or appropriate to ensure:

a.	management of the Accounts process;

b.	settlement of payments as between Cardholders and Account Owner;

c.	settlement of payments as between Account Owner and its merchant creditors; and

d.	any other feature required to implement or operate the Accounts.

Servicer shall maintain all necessary contractual relationships in good standing during the Term and as necessary thereafter for the purposes of its surviving obligations hereunder.

(v)	Licences and Approvals: Servicer:

a.	shall obtain all licences, approvals, authorisations and consents which are necessary to be obtained by it in connection with the performance of its obligations hereunder including, without limitation, any applicable licences under the Consumer Credit Act and notifications under the Data Protection Act;

b.	shall maintain and, where necessary, renew all such licences, approvals, authorisations and consents throughout the term of this Agreement; and

c.	shall produce copies of all such licences, approvals, authorisations and consents to Account Owner at such times and upon such notice as Account Owner may reasonably request.

(vi)	Records

Servicer shall maintain for the Term and for so long thereafter as may be required by any Requirements of Law records and accounts appropriate and necessary to carry out its obligations hereunder and as reasonably standard throughout the industry for proper accounting and audit purposes.

5.	TERM, EVENTS OF DEFAULT AND TERMINATION

5.1	Term

This Agreement shall commence as of the date first set forth above and shall continue, subject to Clause 5.2 and Clause 5.3, for a period of five (5) years (the “Term”). Upon the expiration of such five (5) year Term, in the absence of a written agreement of the parties to the contrary:

(a)	This Agreement shall terminate and Account Owner shall transfer the rights, title, interest, privileges and obligations of Account Owner in and to all the Accounts, whether open or closed, Credit Cards, Cardholder Agreements, Books and Records, Cardholder Lists and all other assets otherwise directly and exclusively related to the Accounts, Credit Cards, Cardholder Agreements, Books and Records, Cardholder Lists and/or Receivables (the “Accounts Assets”) to Receivables Purchaser or Receivables Purchaser’s designee; and

(b)	Receivables Purchaser shall pay all costs associated with such transfer such that Account Owner shall incur no cost or expense other than for its own out-of-pocket administrative costs, fees and expenses, including but not limited to the fees and expenses of its legal counsel.

5.2	Events of Default

Each of the following shall be an “Event of Default” hereunder with respect to each Party:

(a)	Failure of Performance. (i) A Party shall fail to perform a material obligation under this Agreement (other than a material obligation referred to in Clause 5.2(a)(ii) or (iii) below) and does not cure such failure to the reasonable satisfaction of Account Owner, if the defaulting Party is Servicer or Receivables Purchaser, or to the reasonable satisfaction of Receivables Purchaser if the defaulting Party is Account Owner, within twenty-two (22) Business Days after the date of the defaulting party’s receipt of written notice from another Party specifying such failure, (ii) Receivables Purchaser shall fail to maintain an amount equal to the Settlement Reserve Account Amount in the Settlement Reserve Account and does not cure such failure within one (1) Business Day after receipt of written notice of such failure, and (iii) Receivables Purchaser or Account Owner shall fail to perform a material obligation under the Receivables Purchase Agreement and does not cure such failure to the reasonable satisfaction of Account Owner, if the defaulting Party is Receivables Purchaser, or to the reasonable satisfaction of Receivables Purchaser if the defaulting Party is Account Owner, within one (1) Business Day after the date of the defaulting party’s receipt of written notice from another Party specifying such failure; provided, however, it shall not constitute an Event of Default hereunder if Receivables Purchaser fails to purchase new Receivables under the Receivables Purchase Agreement and such failure shall continue for no more than two Business Days and Account Owner makes a withdrawal from the Settlement Reserve Account to fund the purchase price for such new Receivables; provided further, however, that any such failure specified in the preceding proviso shall occur no more than twice (2 times) in any six calendar month period.

(b)	Insolvency. A Dissolution Event occurs in respect of any Party.

(c)	Account Owner is not a bank as defined for the purposes of Section 349(3)(a) of the Income and Corporation Taxes Act 1958 which is in the charge to United Kingdom corporation tax as respects all amounts regarded as interest for United Kingdom purposes received by it as an Account Owner under this Agreement.

(d)	Any licence or authorization under the Consumer Credit Act or the Data Protection Act required for the performance of its obligations under this Agreement is withdrawn, declined suspended or revoked or such Party otherwise fails to be licensed or authorised under either such Act for a period of more than five (5) Business Days.

(e)	The FSA revokes or materially and adversely restricts the authorisation of Account Owner under the Financial Services and Markets Act 2000.

(f)	Account Owner ceases to be a member of a Credit Card System.

5.3	Termination Rights

Each Party, reserving all other remedies and rights hereunder, in whole or in part, may terminate this Agreement:

(a)	immediately upon written notice by a non-defaulting Party to the other Parties upon the occurrence of an Event of Default under Clause 5.2(b)(c)(d)(e) or (f) with respect to a Party;

(b)	upon five (5) Business Days written notice by a non-defaulting Party to the other Parties upon the occurrence of an Event of Default under Clause 5.2(a)(i) with respect to a Party and immediately upon written notice by a non-defaulting Party to the other Parties upon the occurrence of an Event of Default under Clauses 5.2(a)(ii) and (iii) with respect to a Party;

(c)	immediately upon termination or expiration of the Receivables Purchase Agreement; and

(d)	upon one hundred twenty (120) days written notice to the other Parties upon the occurrence of (1) a Change In Law (or such shorter notice period as required by such Change In Law) that the performance of the Party giving such termination notice is or has been materially and adversely affected by a Change in Law or (2) a change in the requirements of the Credit Card System that the performance of the Party giving such termination notice is or has been materially and adversely affected by a change in the requirements of the Credit Card System (and for the avoidance of doubt, if either party receives notice from a third party of the proposed withdrawal of any relevant operating permission or of any such related restriction, it shall notify the other party promptly).

For the avoidance of doubt, if this Agreement is terminated due to an Event of Default by Receivables Purchaser for failure to purchase Receivables under the Receivables Purchase Agreement, then Account Owner shall have no obligation to fund any new Receivables, and shall immediately transfer all existing and/or accrued Receivables to Receivables Purchaser and Account Owner may, subject to Requirements of Law and the applicable Cardholder Agreements, in its sole discretion cancel all Credit Cards so as to avoid the creation of further Receivables.

5.4	Wind Down Period

The Parties agree that there will be a six (6) month period for winding down the servicing and administration provided by Servicer pursuant to this Agreement and converting the Accounts to an alternative account owner or credit card issuer (“Wind Down Period”) that, unless the Term is terminated under Clause 5.3, will commence upon the end of the Term. During the Wind Down Period, the parties shall use all commercially reasonable efforts to develop and implement a plan to convert the Accounts to such alternative account owner or credit card issuer. Receivables Purchaser shall reimburse Account Owner for all reasonable out-of-pocket costs incurred by Account Owner in connection with the implementation of a plan to convert during the Wind Down Period. In the event the Wind Down Period begins upon termination or expiration of this Agreement, the Parties shall continue to perform their obligations under this Agreement and the Related Agreements for the duration of the Wind Down Period.

5.5	Terms Associated with Transfer of Accounts

In the absence of any written agreement between Account Owner and Receivables Purchaser to the contrary, in connection with any transfer effected pursuant to this Clause 5:

(a)	Each of Receivables Purchaser and Account Owner shall use their respective commercially reasonable efforts to preserve the goodwill of each other and to ensure a smooth and orderly transition of the Accounts and forwarding of payments that relate to the Accounts received by Account Owner to the appropriate entity following such transfer;

(b)	Account Owner shall treat any third party transferee of the Accounts Assets as an Indemnified Receivables Purchaser Party for purposes of Clause 6, subject to the limitations set forth therein; and

(c)	Account Owner shall, upon completion of such transfer of Accounts, deliver to Receivables Purchaser or Receivables Purchaser’s designee any Books and Records in Account Owner’s possession or under its control, subject to any Requirements of Law relating to retaining duplicate books and records.

6.	INDEMNIFICATION

6.1	Account Owner’s Indemnification Obligations

Account Owner shall be liable to and shall indemnify, defend and hold Receivables Purchaser and its Affiliates and their respective officers, directors, employees and permitted assigns (collectively, the “Indemnified Receivables Purchaser Parties”) harmless from and against any and all Losses to the extent arising from or relating to (i) any breach by Account Owner of any representation or warranty made by Account Owner hereunder; (ii) any breach by Account Owner of any covenant, agreement or undertaking expressly made by Account Owner under this Agreement; or (iii) any wrongful or negligent action or failure to act by Account Owner or any Affiliate in the performance of any obligation under this Agreement to be performed by Account Owner that results in a claim against any of the foregoing persons or entities except, in any case, to the extent such Losses arise from the Indemnified Receivables Purchaser Parties’ negligence, fraud or willful misconduct, PROVIDED ALWAYS that such breach and/or wrongful or negligent action or failure and such Losses are ascertained by a court of competent jurisdiction or agreed in a settlement approved in advance in writing by Account Owner.

6.2	Servicer’s Indemnification Obligations

Servicer shall be liable to and shall indemnify, defend and hold Account Owner and its Affiliates and their respective officers, directors, employees and permitted assigns (collectively, the “Indemnified AO Parties”) harmless from and against any and all Losses arising from or relating to: (i) any breach by Servicer of any representation or warranty expressly made by Servicer under this Agreement; (ii) any breach by Servicer of any covenant, agreement or undertaking expressly made by Servicer under this Agreement; or (iii) any wrongful or negligent action or failure to act by Servicer in the performance of any obligation under this Agreement to be performed by Servicer that results in a claim against any of the Indemnified AO Parties except, in any case, to the extent such Losses arise from the negligence, fraud or willful misconduct of any Indemnified AO Party.

6.3	Receivables Purchaser’s Indemnification Obligations

Receivables Purchaser shall be liable to and shall indemnify, defend and hold the Indemnified AO Parties harmless from and against any and all Losses arising from or relating to: (i) any breach by Receivables Purchaser of any representation or warranty expressly made by Receivables Purchaser under this Agreement; (ii) any breach by Receivables Purchaser of any covenant, agreement or undertaking expressly made by Receivables Purchaser under this Agreement; (iii) indirectly or directly in connection with any breach of the warranties given by Seller in the Sale and Purchase Agreement; (iv) any claim of set-off by a Cardholder with respect to any Account Owner Section 75 Liability under the Consumer Credit Act provided however that any recovery by Account Owner (a) in accordance with the statutory right of indemnification from suppliers (as defined in Section 189 of the Consumer Credit Act) and (b) made pursuant to the right of “charge back” (if any) under the operating regulations of the relevant payment system in respect of the transaction giving rise to the Account Owner Section 75 Liability will be applied to reduce the loss to Account Owner for the purpose of ascertaining claims hereunder or (v) any wrongful or negligent action or failure to act by Receivables Purchaser in the performance of any obligation under this Agreement to be performed by Receivables Purchaser that results in a claim against any of the foregoing persons or entities except, in any case, to the extent such Losses arise from the negligence, fraud or willful misconduct of the Indemnified AO Parties.

6.4	Procedure

(a)	Notice of Claims.

The parties agree that in case any claim is made or any suit or action is commenced by any party that is not a party to this Agreement or an Affiliate thereof with respect to Losses that may give rise to a right of indemnification (a “Third Party Claim”), or any knowledge is received of a state of facts which, if not corrected, may give rise to a right of indemnification, for such party hereunder (“Indemnified Party”) from the other party (“Indemnifying Party”), the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of notice or knowledge of such claim, suit, action or state of facts. Notice to the Indemnifying Party under the preceding sentence shall be given no later than fifteen (15) days after receipt by the Indemnified Party of service of process in the event a suit or action has commenced or thirty (30) days under all other circumstances. The failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is prejudiced by such failure. Such notice shall describe in reasonable detail the issue that has or may result in indemnification pursuant to Clause 6.1, 6.2 or 6.3. The Indemnified Party shall (i) provide to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to any Third Party Claim that are not separately addressed to the Indemnifying Party and (ii) make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any Third Party Claim or other claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

The Indemnifying Party shall have the right to defend, compromise and settle any Third Party Claim in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith. The Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days of having received written notice pursuant to this Clause 6.4(a) of the Third Party Claim whether the Indemnifying Party elects to assume the defense of any such Third Party Claim and employ counsel, provided that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action prior to or promptly after electing to assume the defense thereof, or (iii) in the reasonable judgment of counsel to the Indemnified Party, as evidenced in writing, there is a reasonable basis for a possible conflict of interest between the Indemnified Party and the Indemnifying Party or there are defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events said reasonable fees and expenses shall be borne by the Indemnifying Party.

(b)	Settlement of Claims

The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party (without the consent of the Indemnifying Party) in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, provided that the Indemnifying Party shall have no liability in respect of such settled or compromised claim, suit or action. Except to the extent provided in the preceding sentence, the Indemnified Party may not settle or compromise any claim, suit or action against the Indemnified Party without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(c)	Time Limits

Any claims for indemnity pursuant to Clause 6.1(i), Clause 6.2(i) or Clause 6.3(i) may be made during the Term and for a period of two years following the Term. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty shall be deemed to survive the time at which it otherwise would have terminated pursuant to this Clause 6.4(c) solely for the purpose of resolving any claim with respect to which the Indemnified Party has submitted, in accordance with this Clause 6, notice of the breach thereof or of the third party claim giving rise to such right to indemnity prior to such time.

(d)	Subrogation

The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Clause 6. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against such other persons.

6.5	Settlement Reserve Account

(a)	On or before the fifth (5th) Business Day prior to the BIN Transfer Date, Receivables Purchaser shall fund and maintain for the Term, for the benefit only of Account Owner, an eligible deposit account held by Account Owner (the “Settlement Reserve Account”) bearing a designation clearly indicating that the funds deposited therein are held for the benefit only of Account Owner. Receivables Purchaser hereby agrees to grant to Account Owner a security interest in the Settlement Reserve Account and the funds deposited therein in order to secure Receivables Purchaser’s obligation to purchase new or accrued receivables under the Receivables Purchase Agreement and/or settle claims for any Receivables not transferred thereunder.

(b)	All interest on funds on deposit in the Settlement Reserve Account shall be retained in the Settlement Reserve Account for the benefit only of Account Owner.

(c)

The amount on deposit in the Settlement Reserve Account shall be equal to (i) as of the fifth (5th) Business Day before the BIN Transfer Date, nine million pounds (UK£9,000,000) and (ii) throughout the Term for each calendar quarter thereafter, the Average Daily Purchases for the calendar month preceding such quarter multiplied by three (in each case, the “Settlement Reserve Account Amount”) or, in each case, as determined by the Credit Card System from time to time in its sole discretion. On the first day of each calendar quarter during the Term beginning 1

April 2007, Servicer and Account Owner shall calculate and agree the Settlement Reserve Account Amount. In the event there is a deficiency in the Settlement Reserve Account, Receivables Purchaser shall, immediately on request of Account Owner, deposit the amount of such deficiency into the Settlement Reserve Account. In the event there is a surplus in the Settlement Reserve Account, such surplus shall, with the prior written approval of Account Owner, be withdrawn and paid to Receivables Purchaser.

(d)	Notwithstanding and without compromise to Account Owner’s other rights and remedies under this Agreement and/or any other Related Agreement, if on any day, Receivables Purchaser fails to pay the full purchase price due to Account Owner for the purchase of new Receivables, Account Owner shall withdraw the amount of the shortfall from the Settlement Reserve Account and apply such funds to the purchase of any new Receivables. Account Owner shall provide Receivables Purchaser written notice of any withdrawal from the Settlement Reserve Account. Within one Business Day after the Receivables Purchaser receives notice of a withdrawal from the Settlement Reserve Account by the Account Owner, Receivables Purchaser shall deposit further funds into the Settlement Reserve Account so that the amount on deposit in the Settlement Reserve Account equals the Settlement Reserve Account Amount.

(e)	Upon the termination of this Agreement and the transfer of all new and accrued Receivables to Receivables Purchaser and the settlement of any and all outstanding claims, all amounts on deposit in the Settlement Reserve Account shall be released from the security interest withdrawn and paid to Receivables Purchaser and the Settlement Reserve Account shall be closed.

(f)	Receivables Purchaser hereby grants to Account Owner during the Term and until the Settlement Reserve Account is closed pursuant to Clause 6.5(e) irrevocable authority to credit monies to and debit monies from the Settlement Reserve Account for the purposes of and as necessary under this Agreement.

6.6	Convenience Cheque Account

(a)	Receivables Purchaser shall maintain for the Term, for the benefit only of Account Owner, a current account held by Account Owner (the “Convenience Cheque Account”) bearing a designation clearly indicating that the funds deposited therein are held for the benefit only of Account Owner. Receivables Purchaser hereby agrees to grant to Account Owner a security interest in the Convenience Cheque Account and the funds deposited therein in order to secure Receivables Purchaser’s obligation to clear convenience cheques issued in connection with the Accounts.

(b)	All interest, if any, on funds on deposit in the Convenience Cheque Account shall be retained in the Convenience Cheque Account for the benefit of Account Owner.

(c)	Receivables Purchaser shall reimburse Account Owner on each Business Day for the full amount cleared on such Business Day as notified to Receivables Purchaser by Account Owner in writing with respect to convenience cheques issued with respect to the Accounts. Receivables Purchaser shall reimburse Account Owner for all fees and costs levied by the bank at which the Convenience Cheque Account is held.

(d)	Upon the termination of this Agreement and the transfer of all new and accrued Receivables to Receivables Purchaser and the settlement of any and all outstanding claims, all amounts, if any, on deposit in the Convenience Cheque Account shall be released from the security interest withdrawn and paid to Receivables Purchaser and the Convenience Cheque Account shall be closed.

(e)	Receivables Purchaser hereby grants to Account Owner during the Term and until the Convenience Cheque Account is closed pursuant to Clause 6.6(d) irrevocable authority to credit monies to and debit monies from the Convenience Cheque Account for the purposes of and as necessary under this Agreement.

7.	CARDHOLDER DATA

7.1	Cardholder Data

Notwithstanding any of the provisions of this Agreement, in relation to Cardholder Data (which for the avoidance of doubt includes Personal Data) the parties acknowledge that Clauses 7 and 8 shall apply.

7.2	Property of Account Owner

The parties acknowledge that the Cardholder Data is the property of the Account Owner, and that in the course of performing their advisory services and obligations under this Agreement the Servicer, Receivables Purchaser and any of their Affiliates shall need access to the Cardholder Data.

7.3	Storage and Disclosure of Cardholder Data

The Servicer and Receivables Purchaser (and any of their Affiliates) shall only:

(a)	store, copy or use the Cardholder Data, and

(b)	disclose the Cardholder Data to:

(i)	a third party with the prior consent of the Account Owner, and

(ii)	its employees, directors, agents, subcontractors and professional advisers,

to the extent reasonably required to perform its obligations under this agreement (or in the case of professional advisers on a strict need to know basis) or as required or otherwise permitted to do so under Requirements of Law.

8.	DATA PROTECTION

8.1	Definitions

The terms process (and its derivatives), data subject, data controller, and data processor shall, where used in this clause, have the meanings given to them under the Data Protection Act.

8.2	Data Controller and Data Processors

The parties agree that in respect of any Cardholder Data that is Personal Data processed by the Servicer, Receivables Purchaser or any of their Affiliates, the Account Owner is the data controller and the Servicer, Receivables Purchaser or any of their Affiliates are data processors. Servicer and Receivables Purchaser shall ensure that each and any of their Affiliates that have access to the Cardholder Data comply with its obligations under the Data Protection Act and the provisions of Clauses 7 and 8 of this Agreement.

8.3	Compliance with Data Protection Act

Each party shall comply with its obligations under the Data Protection Act in relation to the Cardholder Data processed by the Servicer, Receivables Purchaser or any of their Affiliates in connection with the advisory services being provided by the Servicer, Receivables Purchaser or their Affiliates under this Agreement.

8.4	Processing of Personal Data

Unless the Account Owner requires otherwise in writing, the Servicer, Receivables Purchaser (and any of their Affiliates) shall only undertake processing of Personal Data in accordance with Clause 7.3.

8.5	Maintain Security

The Servicer, Receivables Purchaser (and any of their Affiliates as required) shall bring into effect and maintain appropriate technical and organisational measures to maintain security and to prevent unauthorised or unlawful access to or processing of Cardholder Data that is Personal Data and accidental loss or destruction of, or damage to such Personal Data.

8.6	Compliance with Terms of Schedule

The Account Owner and Receivables Purchaser are to comply with the terms of Schedule 8.6 with regards to any Cardholder Data that is Personal Data that has been transferred to Receivables Purchaser outside the EEA by or on behalf of the Account Owner (including by the Servicer)

8.7	Transfer of Personal Data Outside EEA

The parties have agreed that the Servicer, Receivables Purchaser or any of their Affiliates, may transfer Cardholder Data that is Personal Data to any country or territory outside the EEA provided that, and only for so long as:

(a)	in respect of any such country or territory there has been a European Community finding of adequacy pursuant to Article 25(6) of the EC Data Protection Directive in respect of that country or territory; or

(b)	the transfer falls within the scope of the Safe Harbor scheme operated by the US Department of Commerce.

9.	MISCELLANEOUS PROVISIONS

9.1	Amendment

This Agreement and the rights and obligations of the parties hereunder and thereunder may not be changed orally, but only by an instrument in writing signed by Account Owner, Servicer and Receivables Purchaser in accordance with this Clause 9.1.

9.2	Governing Law

This agreement shall be governed by and construed in accordance with the laws of England and Wales.

9.3	Submission

For the benefit of Account Owner and the Servicer, the Receivables Purchaser agrees that the courts of England have jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the jurisdiction of the English courts.

9.4	Service of Process

Without prejudice to any other mode of service Receivables Purchaser:

(i)	irrevocably appoints CompuCredit UK as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement;

(ii)	agrees to maintain such an agent for service of process in England during the term of this Agreement;

(iii)	agrees that failure by a process agent to notify Receivables Purchaser of the process will not invalidate the proceedings concerned;

(iv)	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under this Agreement; and

(v)	agrees that if the appointment of any person mentioned in above ceases to be effective, Receivables Purchaser shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within five (5) days, Servicer shall be entitled to appoint such a person by notice to Account Owner.

9.5	Notices

All demands, notices and communications hereunder to any party shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified mail, return receipt requested, or sent via telecopy, with telephonic confirmation, or electronic transmission, receipt requested, to the notice address for such party as set forth below or, as to each party, at such other address as shall be designated by such party in a written notice to each other party:

Account Owner:	R. Raphael & Sons Plc Walton Lodge Walton Street Aylesbury, Buckinghamshire HP21 7QY Attention: Tony Pooley Phone: 44 01 296 436 661 Fax: 44 01 296 423 041

(with a courtesy copy to Clintons 55 Drury Lane London WC2B 5RZ Attn: TAF)

Receivables Purchaser or Servicer:	CompuCredit International Acquisition Corp. 3993 Howard Hughes Parkway Suite 250, Office 269 Las Vegas, NV 98169 Attention: Joshua Miller Phone: 1 (702) 949-0162 Fax: 1 (702) 598-3651

With a copy to:

CompuCredit Corporation 245 Perimeter Center Parkway, Suite 600 Atlanta, Georgia 30346 Attn: General Counsel Telephone: 770-206-6200 Fax No.: 770-206-6187

9.6	Severability of Provisions

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

9.7	Further Assurances

Account Owner, Servicer and Receivables Purchaser agree to do and perform, from time to time, at the expense of the requesting party, any and all acts and to execute any and all further instruments required or reasonably requested by any other party more fully to effect the purposes of this Agreement.

9.8	No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder on the part of Account Owner, Servicer or Receivables Purchaser shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Except as provided in Clause 5, the rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

9.9	Counterparts

This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

9.10	Binding

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.11	Third Party Rights

The Parties to this Agreement do not intend that any of its terms shall be enforceable by any third party who could not be able to enforce such terms other than by virtue of the Contracts (Right of Third Parties) Act 1999.

9.12	Merger and Integration

Except as specifically stated otherwise herein, this Agreement, the Receivables Purchase Agreement and the Sale and Purchase Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

9.13	Headings

The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

9.14	Survival

The provisions of Clauses 6.01, 6.02 and 6.03 shall survive termination of this Agreement.

9.15	Acknowledgement and Agreement of Account Owner

Account Owner expressly acknowledges and agrees that all of Receivable Purchaser’s right, title and interest in, to, and under this Agreement will be assigned by Receivables Purchaser to Partridge Funding Corporation, and Partridge Funding Corporation will grant a security interest therein to Deutsche Bank Trust Company Americas in its capacity as indenture trustee, and Account Owner consents to such assignments.

9.16	Liability

If any party becomes aware of a matter that could give rise to a claim for a breach of warranty under this Agreement, such party shall notify the other parties as soon as reasonably practicable and in any event within 60 days of a responsible officer of such party becoming actually aware of the facts giving rise to such claim (such notice to contain reasonable particulars of such facts and the amount of such claim), provided that failure to give such notice shall not prejudice that party’s ability to claim in respect of the breach of warranty.

Neither party shall be liable to the other party for loss of future contracts or opportunity or, except as provided in Clause 2.4, any harm to the goodwill or reputation of the other party or indirect or consequential loss or damage, in each case, whether arising from tort, including negligence, breach of contract, under any indemnity under this Agreement, or at law or otherwise. Notwithstanding anything to the contrary contained in this Agreement, neither party excludes or limits liability for fraud or for death or personal injury resulting from a negligent act or omission of its employees, agents or subcontractors.

For the avoidance of doubt, Account Owner shall not be liable for any claim by Receivables Purchaser to the extent that such claim relates to any warranty of the Seller in the Sale and Purchase Agreement which is not true and correct.

Without prejudice to any duty it may have at common law or otherwise, each party shall use reasonable endeavours to mitigate any loss or damage which it may suffer in consequence of any breach by another party of the warranties or provisions of this Agreement.

Subject to the provisions of Clauses 5.1 and 5.3, no party shall be entitled to rescind this Agreement after the Closing Date in any circumstances.

Notwithstanding any other provision of this Agreement, in calculating the liability of the Account Owner under this Agreement for a breach of a warranty claim, the losses suffered by the Receivables Purchaser shall be assessed on the basis that the amount of such losses are deemed to be the same amount as that which the Receivables Purchaser would have suffered had it not taken any action to securitize any of the Purchased Assets but had retained the entire legal and beneficial interest.

9.17	Guarantee

(a)	The Receivables Purchaser hereby irrevocably and unconditionally guarantees in favour of Account Owner (as principal and not merely as surety) that it shall (on demand by Account Owner) immediately discharge the liabilities of Servicer to Account Owner under the terms of this Agreement.

(b)	The guarantee set out in Clause 9.17(a) above is a continuing guarantee and will extend to the ultimate balance of sums payable by the Servicer under this Agreement, and shall remain in force and in effect until Servicer has performed and discharged all of its obligations under this Agreement regardless of any intermediate payment or discharge in whole or in part.

(c)	Receivables Purchaser’s liability under Clause 9.17(a) above shall not be affected by any act, omission, matter or thing which, but for this Clause 9.17, would reduce, release or prejudice any of its obligations under this Clause 9.17 (without limitation and whether or not known to it) including any concession, time, indulgence or release granted by Account Owner to Servicer or by any payment or other dealing or anything else which would, but for this Guarantee, operate to discharge or reduce that liability.

(d)	The Receivables Purchaser hereby indemnifies the Account Owner immediately on demand against any cost, loss or liability suffered by Account Owner if anything causes any of Servicer’s obligations under this Agreement to be or become invalid or unenforceable or illegal.

(e)	For the avoidance of doubt, this Guarantee shall be effective only if the Receivables Purchaser and Servicer are separate legal entities.

9.18	No Partnership

Nothing in this Agreement and no action taken by the Parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of the Parties. There shall be no relationship between the Account Owner, on one hand, and the Receivables Purchaser or the Servicer, on the other hand, other than as separate business contracting on the terms of this Agreement.

9.19	Visa Undertaking Letter

Each Party to this Agreement undertakes that it will comply with its obligations under the Visa Undertaking Letter.

IN WITNESS WHEREOF, Account Owner, Servicer and Receivables Purchaser have caused this Account Ownership Agreement to be duly executed by their respective officers as of the day and year first above written.

R. RAPHAEL & SONS PLC

By:	/s/ Firoz Tejani
Name:	Firoz Tejani
Title:	Director

COMPUCREDIT INTERNATIONAL ACQUISITION CORPORATION

By:	/s/ Joshua C. Miller
Name:	Joshua C. Miller
Title:	Assistant Secretary